EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of ImmunoCellular Therapeutics, Ltd. on the Post-Effective Amendment No. 6 on Form S-3 to Form S-1 (File No. 333-144521) of our report dated March 21, 2012, with respect to our audits of the financial statements of ImmunoCellular Therapeutics, Ltd. as of December 31, 2011 and 2010, and for each of the two years ended December 31, 2011 and the period from February 25, 2004 (inception) to December 31, 2011 appearing in the Annual Report on Form 10-K of ImmunoCellular Therapeutics, Ltd. for the year ended December 31, 2011. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Los Angeles, California

April 26, 2012